EXHIBIT 99.1

                          COMMERCE GROUP CORP.
                           6001 NORTH 91ST ST.
                       MILWAUKEE, WI  53225-1795
                    414/462-5310 . FAX 414/462-5312
   Stock Symbols:  CGCO (OTCBB)  CMG OR CMG.BN (Boston Stock Exchange)

AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS


May 13, 2002


Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
6001 North 91st Street
Milwaukee, Wisconsin  53225

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to General Lumber & Supply Co., Inc. (GLSCO) as of Commerce's fiscal year ended March 31, 2002. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to GLSCO, and to describe the collateral pledged to GLSCO as of Commerce's fiscal year ended March 31, 2002, which are as follows:


1.   Promissory Notes and Other Obligations

     a. An open-ended, secured, on-demand promissory note no. 3 which was originally issued to GLSCO on December 31, 1981 in the sum of $16,836.37 and has been open-ended since that date and is to include all future advances, services, charges and interest on a monthly basis. Pursuant to Commerce's Directors' approval on October 1, 1990, the interest rate on this note was increased to a rate of 4% over the prime rate base established by the First National Bank of Chicago, Chicago, Illinois. Beginning with April 1, 1994, the interest rate is 4% over the prime rate base established by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum. The interest is payable monthly and the total amount due to GLSCO on this promissory note as of March 31, 2002 is $1,098,193.34. (Schedule of Principal and Interest as of March 31, 2002, Exhibit A)

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 2 of 8 Pages



            Commerce is no longer issuing monthly promissory notes for the payment of interest, purchases, rent, etc., but pursuant to our mutual understanding, Commerce is adding these liabilities or deducting any payments to the current open-ended outstanding promissory note(s).

     b. Commerce leased approximately 3,100 square feet on a month-to-month basis for its corporate headquarter's office; the monthly rental charge was $2,145 since October 1, 1992. As of December 1, 1995, Commerce increased the space it rents to 4,032 square feet, and the monthly rental charge was increased to $2,789. All other terms and conditions of the Amended October 1, 1992 Lease Agreement remain the same. (Reference is made to Exhibit B, December 1, 1995 Amended Lease Agreement, included in April 13, 1998 confirmation letter.) (Reference is made to Exhibit B, Lease Agreement, included in April 12, 1993 confirmation letter.)

     c. Commerce also acknowledges that it purchases on an open account from GLSCO from time to time materials, supplies etc. that it needs for itself or for the Joint Venture. Some of the purchases are made through GLSCO because Commerce does not have the credit availability from the various sellers of goods, merchandise, etc. that is required by it or the Joint Venture. The amount due from time to time varies. As of March 31, 2002, there is no amount due on this open account.

     d. GLSCO from time to time has canceled part of its debt by the purchase of restricted Commerce common shares at a price as sold to third party purchasers on an arms-length transaction. There were no such transactions consummated during this fiscal year. However, Commerce, Homespan and GLSCO entered into an agreement on August 14, 2000 in which Commerce and Homespan agreed to sell to GLSCO the real estate identified as the Standing Rock Campground (SRC) located at the Lake of the Ozarks in Camden County, Missouri, for the sum of $1,249,050. A Warranty Deed was conveyed to GLSCO and filed with the State of Missouri Camden County Recorder. The contract stipulates that if SRC is sold by GLSCO within one year from November 6, 2000, then an adjustment would be made to the promissory note issued by Commerce to GLSCO as shown in the following example:

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 3 of 8 Pages

                                               Example A     Example B
                                               ---------     ---------

            Net proceeds (including sales
            commission and related
            expenses) received from the
            sale of the Standing Rock
            Campground to a third party        $1,500,000    $1,000,000

            General Lumber & Supply Co.,
            Inc.'s cost via reduction of
            its promissory note due from
            Commerce Group Corp.                1,249,050     1,249,050
                                               ----------    ----------
            The difference would be added
            or subtracted to the General
            Lumber & Supply Co., Inc.
            promissory note with an
            interest adjustment retroactive
            to the closing date of the
            sale.                              $  250,950    $ (249,050)
                                              A Subtraction   An Addition

            On March 8, 2001, GLSCO executed a listing contract with Gaslight Gundaker GMAC Real Estate Agents located in Laurie, Missouri, to sell the SRC for a sum of $1.8 million less a 6% real estate broker's commission and less all usual related costs incurred in the sale of this type of real estate.

            In order to make an orderly transaction, the parties agreed that Commerce would operate the SRC until the end of its fiscal year, which is March 31, 2001. Therefore, the amount of the promissory note due to Commerce was reduced by the purchase price of $1,249,050 during the fiscal year ended March 31, 2001. At the close of business on March 31, 2002, Commerce owed GLSCO a balance of $1,098,193.34. The SRC was not sold during this agreement period, therefore, the above arrangement automatically expired on November 6, 2001.

     e. On July 12, 1999, two-year stock options to purchase 500,000 restricted Commerce common shares, $0.10 par value, at a price of $0.50 per share were issued to GLSCO. The price and terms were based on arms-length transactions that had taken place during that period of time. These options were not exercised.

     f. On June 30, 2001, GLSCO purchased 250,000 restricted common shares at a price of $.15 per share and received a two-year stock option to purchase 250,000 common shares at a price of $.25 per share. The terms of this transaction are no less favorable than those obtained from arms-length third parties.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 4 of 8 Pages


2.   Collateral Pledged to GLSCO

     The collateral specifically pledged to GLSCO is as follows:

     a. San Luis Estates, Inc. (SLE) Certificate No. 24 which is dated December 31, 1981, consisting of 48,645 common shares, $0.50 par value, being 50% of the total issued and outstanding shares. SLE and Commerce agree that no additional shares of any kind whatsoever of SLE will be issued as long as any monies are due to GLSCO. Reference is made to Exhibit 3 included in the April 9, 1990 confirmation letter.

     b. A Deed of Trust dated November 3, 1983 by and between Homespan, as party of the first part, and Ronald K. Carpenter, Esq. (Trustee), as party of the second part, for the benefit of Edward L. Machulak (ELM), as an individual, and not as a Director or Officer of Commerce and GLSCO, as party of the third part. The Deed of Trust is in favor of ELM and GLSCO and is open-ended to secure the promissory note(s) due to ELM and GLSCO and to further secure any future obligations that Commerce or Homespan may incur from them. This Deed of Trust is issued to Ronald K. Carpenter, Esq., Trustee for the benefit of ELM and GLSCO and is a lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri. The Deed of Trust was filed for record on November 5, 1984 in Camden County, Missouri at 1:24 p.m. in Book 122, Page 200. See item 1(d) contained herein. Reference is made to Exhibit 4 included in the April 9, 1990 confirmation letter.

     c. GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) collectively
            and individually identified as the lender(s),   have been
            assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in and to the mine concession granted by the Government of El Salvador to Mineral San Sebastian, S.A. de C.V. (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine precious metal ore reserves. Commerce and the Joint Venture had the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the San Sebastian Gold Mine mining concession applicable to this mining law. This concession is subject to compliance requirements which have been presented to the El Salvador Director of Mines and Hydrocarbons. Therefore, it is clearly understood that this concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all precious metal ore reserves, is pledged as collateral to all of the parties herein mentioned, and also includes Sylvia Machulak, as an individual, and hereinafter referred to as SM.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 5 of 8 Pages


     d. An interest with ELM in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of Commerce, Joint Venture, SLE, and Homespan, wherever located, now owned or hereafter acquired is as follows: all accounts, all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones, and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of Commerce, Joint Venture, SLE, and Homespan; all office furniture, fixtures and all other equipment; all general intangibles, all stock and securities of any kind, and all rights, titles, and interest in the Commerce Group Corp./San Sebastian Gold Mines, Inc. Joint Venture, and all additions and accessions to, all spar e and repair parts, special tools, equipment and replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing. Reference is made to the Wisconsin Department of Financial Institutions Uniform Commercial Code filing, Exhibit 6, included in the April 9, 1990 confirmation letter, the renewed UCC-1 filing on December 23, 1996, Exhibit B, included in the April 14, 1997 confirmation letter, and the UCC-4 continuation filing on June 27, 2001 at 8:55 a.m., Filing #02078155 (Exhibit B).

3.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, then GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates and Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties, including SM. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 6 of 8 Pages


4.   Cancellation of Inter-Company Debts Upon Default

     Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

5.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the loans made by GLSCO to Commerce:
     Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter.

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 7 of 8 Pages


6.   Re-Execution Agreement

     In the event GLSCO deems that it is necessary or advisable for GLSCO to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note or collateral agreement, Commerce will re-execute such document(s) reasonably required by GLSCO. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with GLSCO. If at a later date GLSCO determines that an error has been made in the payment of such costs to GLSCO, then GLSCO may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7)
     days of GLSCO's written request.   The failure of Commerce to comply
     with Commerce's obligation hereunder shall constitute a default and shall entitle GLSCO to the remedies available for default under any provisions of the agreements including, but not limited to the pro missory note and/or the collateral pledge agreement.

7.   Omissions

     Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to GLSCO, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

Edward A. Machulak
Secretary

Mrs. Sylvia Machulak
President
General Lumber & Supply Co., Inc.
May 13, 2002
Page 8 of 8 Pages


The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE          HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)           as Guarantor (Homespan)

/s/ Edward L. Machulak                 /s/ Edward L. Machulak
_____________________________          _____________________________
By:  Edward L. Machulak,               By:  Edward L. Machulak,
     Auth. Designee                         President


ECOMM GROUP INC.                       SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                   as Guarantor (SLE)

/s/ Edward A. Machulak                 /s/ Edward L. Machulak
_____________________________          _____________________________
By:  Edward A. Machulak,               By:  Edward L. Machulak,
     President                              President

SAN SEBASTIAN GOLD MINES, INC.          UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                   as Guarantor (UDI)


/s/ Edward L. Machulak                 /s/ Edward L. Machulak
_____________________________          _____________________________
By:  Edward L. Machulak,               By:  Edward L. Machulak,
     President                              President


Accepted by:

GENERAL LUMBER & SUPPLY CO., INC.

/s/ Sylvia Machulak
____________________________________
By:  Sylvia Machulak, President
Date:  May 13, 2002

                       Exhibit A to Exhibit 99.1
         (Schedule of Principal and Interest as of March 31, 2002
               has been purposely omitted as it only reflects
             the calculations of the principal and interest.)

                       Exhibit B to Exhibit 99.1
            (UCC-4 Continuation Filing on June 27, 2001
                    at 8:55 a.m., Filing #02078155
         has been purposely omitted as it is a public record.)